Exhibit 1




                             UNDERWRITING AGREEMENT


                                                      May 21, 1997



Goldman, Sachs & Co.
85 Broad Street,
New York, New York  10004


Gentlemen:

                  This Underwriting Agreement will confirm the terms pursuant to which (i) BritAir Acquisition Corp. Inc., a Delaware corporation (the "Seller"), will sell to you (the "Underwriter"), and the Underwriter will purchase from the Seller, 14,458,851 shares of Common Stock, par value $1.00 per share (the "Common Shares"), of US Airways Group, Inc. (the "Issuer"), and (ii) the Underwriter will make a public offering of the Common Shares.

                  1. Representations, Warranties and Agreements of the Seller. The Seller represents and warrants to, and agrees with, the Underwriter that:

                  (a) Pursuant to the Investment Agreement, dated as of January 21, 1993, as amended as of June 9, 1995 (the "Investment Agreement"), between British Airways Plc ("BA") and the Issuer, (i) on January 21, 1993, the Seller purchased 30,000 shares of the Issuer's Series F Cumulative Convertible Senior Preferred Stock (the "Series F Preferred Stock"), (ii) on June 10, 1993, the Seller purchased 152.1 shares of the Issuer's Series T-1 Cumulative Convertible Exchangeable Senior Preferred Stock (the "Series T-1 Preferred Stock") and (iii) on June 10, 1993, the Seller purchased 9,919.8 shares of the Issuer's Series T-2 Cumulative Convertible Exchangeable Senior Preferred Stock (the "Series T-2 Preferred Stock"). The Issuer has obligated itself to


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         repurchase all of the Series T-1 Preferred Stock and the Series T-2
         Preferred Stock and 1,940.636 shares of the Series F Preferred Stock. The Seller has exercised its rights to convert the remaining 28,059.364 shares of Series F Preferred Stock into the Common Shares.

                  (b) The Seller has all requisite corporate power and authority and has taken all corporate action necessary in order to enter into this Agreement and to sell, assign, transfer and deliver the Common Shares in accordance herewith. This Agreement constitutes a valid and legally binding obligation of the Company enforceable in accordance with its terms.

                  (c) Immediately prior to the Closing (as defined below), the Seller will have good and valid title to the Common Shares, free and clear of all liens, encumbrances, equities or claims (other than pursuant to the Investment Agreement and this Agreement); and, upon delivery of the Common Shares and payment therefor pursuant hereto, good and valid title to the Common Shares, free and clear of all liens, encumbrances, equities or claims, will pass to the Underwriter.

                  (d) The sale of the Common Shares by the Seller pursuant to this Agreement will not (assuming compliance with this Agreement by the Underwriter) conflict with, or result in a breach or violation of, any of the terms or provisions of the Investment Agreement or the Stock Purchase Agreement made and entered into the 19th day of May, 1997, by and among the Issuer, BA and the Seller.

                  (e) On or prior to the Closing Date, the Common Shares shall have been listed, subject to notice of issuance, on the New York Stock Exchange.

                  2.       Purchase and Sale of Common Shares.

                  (a) Subject to the terms and conditions set forth in this Agreement, the Seller agrees to sell to the Underwriter, and the Underwriter agrees to purchase from the Seller, the Common Shares at a purchase price per share of $34.50.

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                  (b) The certificate evidencing the Common Shares will be made available for inspection by the Underwriter at 2:00 p.m., New York time, on the business day prior to the Closing Date, at the offices of Sullivan & Cromwell referred to in Section 2(c) hereof.

                  (c) The certificate evidencing the Common Shares, together with appropriate instruments for the transfer thereof to the Underwriter, shall be delivered by the Seller to the Underwriter against payment by the Underwriter of the aggregate purchase price therefor by wire transfer of immediately available funds to the account of the Seller at _________. Such delivery shall take place at the offices of Sullivan & Cromwell, 125 Broad Street, New York, New York 10004, or at such other location as the Seller and the Underwriter may agree in writing. The time and date of payment and delivery shall be 9:30 a.m., New York time, on May 27, 1997, or such other time and date as the Seller and the Underwriter may agree in writing. The exchange of Common Shares for the purchase price therefor is herein referred to as the "Closing". The date on which such Closing occurs is herein referred to as the "Closing Date".

                  3. Public Offering of Common Shares. The Underwriter has been informed by the Seller that compliance with Section 7.1(b)(i) of the Investment Agreement requires that the Common Shares be sold in an underwritten public offering primarily in the United States, and that in order to satisfy that requirement BA and the Seller are relying on the Underwriter to comply, and the Underwriter agrees that it will comply, in connection with the resale by the Underwriter of the Common Shares, with the following requirements:

                  (a) the Common Shares shall be offered to the public in a manner consistent with the procedures that have been employed by the Underwriter in an underwritten public offering of common stock;

                  (b) the Underwriter shall not sell more than 4,000,000 Common Shares to any person; and

                  (c) not more than an aggregate of 3,000,000 Common Shares shall be offered or sold by the Underwriter outside the United States and such


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         offers and sales shall be made only to foreign investors set forth on
         Annex 3(c) hereto.

                  In offering or selling the Common Shares, the Underwriter shall not refer to the Issuer's Registration Statement on Form S-1 (Registration No. 333-25967) or the prospectus therein, and shall not furnish or refer to any information, or make any statement, regarding the Common Shares or the Issuer which purports to be on behalf of BA or the Seller. Neither BA nor the Seller has authorized the Underwriter to make any statement with respect to, or to furnish or refer to any information with respect to, the Issuer or the Common Shares (including, without limitation, any filing by the Issuer pursuant to the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, or any rules or regulations thereunder), and no such statement or information shall be made, furnished or referred to by the Underwriter on behalf of BA or the Seller.

                  4. Conditions to Closing. The obligation of the Underwriter to accept and pay for the Common Shares is subject to the following conditions:

                  (a) The representations and warranties of the Seller contained herein shall be true and correct when made and at and as of the Closing Date.

                  (b) The Seller shall have performed and complied with all agreements on its part to be performed or complied with prior to or on the Closing Date pursuant hereto.

                  (c) Sullivan & Cromwell, counsel to the Seller, shall have delivered to the Underwriter a copy of its opinion to the Issuer in the form attached, together with a letter addressed to the Underwriter to the effect that the Underwriter is entitled to rely thereon as if such opinion had been addressed to the Underwriter.

                  5. Expenses. The Seller agrees with the Underwriter that the Seller will pay or cause to be paid (i) the fees, disbursements and expenses of counsel to the Seller in connection with the transactions contemplated by this Agreement and (ii) all expenses and taxes incident to the sale and delivery of the Common Shares. The Underwriter will

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pay all of its own costs and expenses, including the fees of its counsel, stock transfer and other taxes on sale of the Common Shares by it, and any advertising expenses connected with any offers it makes.

                  6. Survival of Agreements, Etc. All representations, warranties, covenants and agreements made herein or in connection with the transactions contemplated hereby shall survive the execution and delivery of this Agreement and the purchase and sale of the Common Shares by the Underwriter.

                  7. Non-Assignability and Successors. This Agreement and the rights and obligations hereunder may not be assigned or otherwise transferred by any party without the prior written consent of the others. This Agreement shall be binding upon, and inure solely to the benefit of, the Underwriter, BA and the Seller, and their respective successors and permitted assigns, and no other person shall acquire or have any right under or by virtue of this Agreement. No purchaser of Common Shares from the Underwriter, by virtue of such purchase, shall be deemed a successor or assign of the Underwriter.

                  8. Headings. The headings in this Agreement are for purposes of reference only and shall not limit or otherwise affect the meaning hereof.

                  9. Amendments. This Agreement cannot be modified, amended or terminated except by an instrument in writing signed by the Seller and the Underwriter; provided, however, that any provision of this Agreement may be waived only by the party to be charged with the waiver and only by a duly executed writing.

                  10. Time of Essence. Time shall be of the essence in this Agreement.

                  11. Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

                  12. Notices. All notices and other communications hereunder shall be in writing and shall be sent as follows:

                  (i)  If to the Seller:

                  BritAir Acquisition Corp. Inc.

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                  1105 North Market Street
                  Suite 1300
                  P.O. Box 8985
                  Wilmington, Delaware 19899
                  Attention:  Paul Jasinski

                  with copies to

                  British Airways Plc
                  Speedbird House
                  Heathrow Airport (London)
                  Hounslow TW6 2JA
                  England
                  Attention:  Legal Director

                  and

                  Sullivan & Cromwell
                  125 Broad Street
                  New York, New York 10004
                  Attention:  Benjamin F. Stapleton






                  (ii)  If to the Underwriter:

                        Goldman, Sachs & Co.
                        85 Broad Street,
                        New York, New York  10004
                        Attention: Legal Department


                  13. Entire Agreement. This Agreement embodies the entire agreement and understanding between the Underwriter and the Seller and supersedes all prior agreements and understandings relating to the subject matter hereof.

                  14. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute one and the same instrument.

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                  IN WITNESS WHEREOF, the Seller has executed this Agreement as of the day and year first above written.

                                            BRITAIR ACQUISITION CORP. INC.



                                            By: /s/ Paul Jasinski
                                                --------------------
                                                Name:  Paul Jasinski
                                                Title: Secretary


Accepted and agreed as of
the date first above written:


GOLDMAN, SACHS & CO.



/s/ Goldman, Sachs & Co.
------------------------

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